SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 6, 2002

The Liberty Corporation

(Exact name of Registrant as Specified in Charter)

South Carolina	1-5846	57-0507055

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	Number)	Identification No.)

135 South Main Street, Greenville, SC	29601

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (864) 241-5400

n/a

(Former Name or Former Address, if Changed Since Last Report)

ITEM 9. REGULATION FD DISCLOSURE.

[LIBERTY CORPORATION LETTERHEAD]

For further information: Howard Schrott, 864-241-5400

LIBERTY CORPORATION REPORTS SECOND QUARTER RESULTS

Greenville, SC (August 6, 2002) — The Liberty Corp. (NYSE: LC) today reported financial results for quarter ended June 30, 2002. Liberty owns and operates 15 network-affiliated television stations along with other ancillary businesses.

     For the quarter, net revenue increased 8% to $51.8 million compared with $48.1 million for the prior year while broadcast cash flow increased 14% to $22.6 million from $19.9 million from the same period one year ago. Broadcast cash flow, a commonly used measurement used to evaluate the operating performance of media properties, is operating income plus depreciation and amortization, non-cash compensation, corporate cash expenses, non-recurring and certain other items.

LC Reports Second Quarter Results

August 6, 2002

     Year to date, net revenue has increased 5% compared to the same period of the prior year and Broadcast Cash Flow has increased 12% for the same period.

     “The dominant position of our television properties continues to enhance our ability to grow our business,” said Hayne Hipp, Chief Executive Officer of Liberty. “This is best illustrated by the fact that our core business of local and national ad sales, excluding the seasonally anticipated revenue from the Olympics and political advertising, continues to grow this quarter.”

     A major group broadcaster, Liberty owns 15 network-affiliated television stations, including eight NBC affiliates (WAVE-TV, Louisville, KY; WIS-TV, Columbia, SC; WLBT-TV, Jackson, MS; WFIE-TV, Evansville, IN; WSFA-TV, Montgomery, AL; KCBD-TV, Lubbock, TX; WALB-TV, Albany, GA and KPLC-TV, Lake Charles, LA); five ABC affiliates (KLTV-TV, Tyler, TX; KTRE-TV, the satellite affiliate of KLTV in Lufkin, TX; WLOX-TV, Biloxi, MS; WWAY-TV, Wilmington, NC and KAIT-TV, Jonesboro, AR); and two CBS affiliates (WTOL-TV, Toledo, OH and KGBT-TV, Harlingen, TX). In addition, Liberty owns CableVantage Inc., a cable advertising sales subsidiary; Take Ten Productions, a video production facility; and Broadcast Merchandising Company, a professional broadcast equipment dealership.

     For further information about Liberty, visit the corporate website,

     The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information contained herein or in any other written or oral statements made by, or on behalf of the Company, is or may be viewed as forward-looking. The words “expect,” “believe,” “anticipate” or similar expressions identify forward-looking statements. Although the Company has used appropriate care in developing any such forward-looking information, forward-looking information involves risks and uncertainties that could significantly impact actual results. These risks and uncertainties include, but are not limited to, the following: changes in national and local markets for television advertising; changes in general economic conditions, including the performance of financial markets and interest rates; competitive, regulatory, or tax changes that affect the cost of or demand for the Company’s products; and adverse litigation results. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future developments, or otherwise. Broadcast cash flow is a commonly used measurement to evaluate the operating performance of media properties, and is not a measure of financial performance under generally accepted accounting principles.

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THE LIBERTY CORPORATION
Income Statement Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,

(In 000's, except per share data)	2002	2001	2002	2001

	(Unaudited)
REVENUES
Station revenues (net of commissions)	$47,586	$44,665	$87,096	$83,731
Cable advertising and other revenues	4,219	3,473	7,535	6,348

Net revenues	51,805	48,138	94,631	90,079

EXPENSES
Operating expenses	28,897	26,289	55,754	51,888
Amortization of program rights	1,864	1,972	3,716	3,936
Depreciation and amortization of intangibles	4,190	7,448	8,910	15,320
Corporate, general, and administrative expenses	2,795	3,221	5,600	6,151

Total operating expenses	37,746	38,930	73,980	77,295

Operating income	14,059	9,208	20,651	12,784

Net investment income	198	2,534	200	5,882

Income before income taxes	14,257	11,742	20,851	18,666
Provision for income taxes	5,417	4,462	7,923	7,093

Income before the cumulative effect of a change in accounting principle	8,840	7,280	12,928	11,573
Cumulative effect of a change in accounting principle	—	—	(47,388)	—

NET INCOME	8,840	7,280	$(34,460)	$11,573

DILUTED EARNINGS PER SHARE:
Diluted earnings before the cumulative effect of a change in accounting principle per common share	$0.44	$0.37	$0.65	$0.59
Cumulative effect of a change in accounting principle	—	—	(2.38)	—

Diluted earnings per common share	$0.44	$0.37	$(1.73)	$0.59

Weighted average common dilutive shares	19,902	19,702	19,882	19,665
Actual common and common equivalent shares outstanding at end of period	19,787	19,575	19,787	19,575

RECONCILIATION OF OPERATING INCOME TO ADJUSTED BROADCAST CASH FLOW

Operating income per income statement	$14,059	$9,208	$20,651	$12,784
Add:
Depreciation and amortization	4,190	7,448	8,910	15,320
Adj. for network compensation due vs. accrued	1,232	—	2,466	—
Non-cash compensation	600	233	1,215	309

Operating cash flow	20,081	16,889	$33,242	$28,413
Corporate cash expenses	2,550	2,962	5,106	5,795

Broadcast cash flow	$22,631	$19,851	$38,348	$34,208

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE LIBERTY CORPORATION

By:	/s/ Martha Williams

Name: Martha Williams
Title: Vice President, General Counsel and Secretary

August 6, 2002